SCHEDULE 14A INFORMATION

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CF INDUSTRIES HOLDINGS, INC.
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2017 Third Quarter Financial Results November 1, 2017 NYSE: CF 2019 Annual Meeting Shareholder Engagement Spring 2019 NYSE: CF

Safe harbor statement All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company” or “we,” “our” or “us”), other than those relating to historical facts, are forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our prospects, future developments and business strategies. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or "would" and similar terms and phrases, including references to assumptions, to identify forward-looking statements in this document. These forward-looking statements are made based on currently available competitive, financial and economic data, our current expectations, estimates, forecasts and projections about the industries and markets in which we operate and management's beliefs and assumptions concerning future events affecting us. These statements are not guarantees of future performance and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Therefore, our actual results may differ materially from what is expressed in or implied by any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our ability to manage our indebtedness; operating and financial restrictions imposed on us by the agreements governing our senior secured indebtedness; risks associated with our incurrence of additional indebtedness; our ability to maintain compliance with covenants under the agreements governing our indebtedness; downgrades of our credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; our reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS, Inc., risks and uncertainties relating to the market prices of the fertilizer products that are the subject of our supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS strategic venture will harm our other business relationships; risks associated with our Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions. More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s website. Forward-looking statements are given only as of the date of this presentation and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. 2

Executive Summary

Who We Are	• CF operates in a **cyclical industry and our financial results are significantly impacted by the effects of highly volatile commodity prices** for both our fertilizer products and the inputs to manufacture them
Our Compensation Targets are Designed to Align with Our Business	• Annual incentive program **target setting is rigorous and reflects company-specific factors and expectations of industry-wide conditions** • In 2018 we **planned significantly more maintenance downtime than 2017**, resulting in lower production in 2018 • Product prices were expected to be **consistent with 2017 pricing** **Lower Production x Similar Price = Lower Expected Financial Performance** • **Actual results in 2018 were better than expected** as product prices improved more rapidly than anticipated and counter to historical norms in the second half of the year, driven primarily by higher energy costs in much of the rest of the world
Our Historical Payouts and Strong Shareholder Returns Over the Cycle Demonstrate Strong Pay for Performance Linkage	• STI performance over the last three years averaged 106% payout • **Total CEO target compensation at CF has been approximately at the median compared to our proxy peers** for each of 2018, 2017 and 2016 • **CF TSR exceeds our fertilizer peer group** in 1-year, 5-year, 7-year and 10-year comparisons
We Value and Respond to Shareholder Feedback	• We conduct a **two-phase shareholder engagement program each year**, including outreach and meetings with shareholders in the spring and fall • In the spring and fall of 2018, **we met with shareholders comprising ~60% and ~45%** of our outstanding shares, respectively • **Feedback we receive is regularly shared with our senior management, the Board's committees, and the full Board**, as applicable • Based on this feedback we **increased and accelerated disclosure** of Environmental and Social metrics, **made substantial changes to** compensation programs and **enhanced** our clawback policy • We believe the **right to act by written consent is unnecessary** given the right to call a special meeting and our **responsiveness to shareholders on matters of corporate governance**

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4 Historical Payouts Demonstrate Pay-for-Performance Linkage Target levels of Adjusted EBITDA associated with our annual incentive program and our actual performance relative to these targets are consistent with what is expected for a cyclical company like CF CF has a track record of paying for performance and achieves this through setting targets that are rigorous and challenging Setting performance targets is most challenging amid major shifts in pricing that impact our business, such as in 2016 and 2018 The Compensation and Management Development Committee has not adjusted targets mid-year whether external factors impacting our expected performance improve or deteriorate, holding management accountable for Company performance For 2019 the Committee set the Adjusted EBITDA target at $1.4 billion, which is higher than actual 2018 performance and nearly 50% higher than the 2018 Adjusted EBITDA target for the annual incentive program Year 2014 2015 2016 2017 2018 % Payout 104% 88% 0% 118% 200% Adjusted EBITDA Targets, Actual Results, and Percentage Payouts1 $1,800: Max $1,400: Target $1,000: Threshold Average Percentage Payout on Adjusted EBITDA metric 2016-2018: 106% 1 Reflects payout percentage on the annual incentive program metric associated with Adjusted EBITDA. For 2014-2015, Return on Net Assets (RONA) was the sole metric in the annual incentive program. Adjusted EBITDA is a key factor in calculating RONA; accordingly the associated Adjusted EBITDA figures are represented here. For 2016-2018, Adjusted EBITDA was the primary metric under the company’s annual incentive program (with a weighting of 50% in 2016 and 75% in 2017 and 2018).

5 2018 Performance Levels Reflect the Cyclicality of Our Business Our industry is inherently cyclical, and our financial results are significantly impacted by highly volatile commodity prices for both our products and inputs Industry conditions can differ dramatically year-to-year Accordingly, target performance levels for our annual incentive program vary in any given year The Compensation and Management Development Committee utilizes CF’s annual business plan in setting goals and targets for our incentive compensation programs To develop the annual plan, management utilizes a combination of factors, including its view of current industry conditions, recent historical performance, internal forecasts, as well as external public market indicators Impact of Industry Factors 2018 Annual Incentive Goal-Setting Considerations The 2018 business plan included expectations for lower total production and consistent pricing for 2018 vs. 2017 Planned for a higher number of facilities with downtime for maintenance in 2018 compared to 2017 Expected to meaningfully reduce 2018 production volumes with a commensurate impact on sales volumes Urea prices — a key benchmark for the price of many of our products — were expected to be consistent with pricing realized in 2017 This resulted in an estimate for lower 2018 financial performance than the actual results from 2017 Actual 2018 Performance Actual results in 2018 differed from the company’s forecasts as product prices improved more rapidly than anticipated — contributing to higher revenue and margins During 2018, we also exceeded our production goals in part due to our best-in-class operational capabilities that enable us to produce more product than other comparable manufacturers At the same time, the cost of our principle feedstock, natural gas, declined compared to the market expectations reflected in forward market curves when setting our business plan This combination of a more advantageous pricing environment, lower natural gas cost, and efficient production contributed to the above-target financial results, and therefore an above-target payout for the annual incentive program

Strong Performance Supporting Long-Term Value Creation

Strong 2018 Results Amid Improving Market Conditions

Safety	• 12-month rolling average recordable incident rate was 0.60 incidents per 200,000 work hours despite increased turnaround and maintenance activity compared to 2017
Growth	• Completed purchase of all publicly traded common units of Terra Nitrogen Company, L.P. for an aggregate purchase price of $388 million, allowing CF to simplify our corporate structure and significantly reduce administrative costs
Return Cash to Shareholders	• Returned $780 million to shareholders through $500 million in share repurchases and $280 million in dividend payments
Operational Excellence	• Long-term asset utilization-and-production is approximately 10% higher than average utilization rate of our North American peers
Efficiency	• SG&A costs as a percent of sales remain among the lowest in both the chemicals and fertilizer industries

Strong Shareholder Returns Over the Cycle

Due to the cyclical nature of the commodity chemical industry in which we operate, it is important to consider performance over a longer time horizon than just one year



CF Total Shareholder Return[2]
CF TSR
Peer Group TSR
4%
-8%
19%
24%
48%
-15%
78%
-17%
434%
39%
1
3
5
7
10
Number of Years

Gross Ammonia Production[3]

As expected, maintenance at production facilities was higher in 2018 vs. 2017, leading to a modest decline in production year-over-year



-4.8% reduction in production in 2018 from 2017
Tons in Thousands
7,011
7,673
8,307
10,295
9,805
2014
2015
2016
2017
2018

[1] As of December 31, 2018
[2] Represents TSR over 1, 3, 5, 7, and 10 year periods; details regarding fertilizer peer group can be found on page 3 of our 2019 proxy statement
[3] Includes amounts subsequently upgraded on-site into granular urea, UAN or AN

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Ongoing, Open Dialogue with Shareholders Shareholders Provided Valuable Feedback on a Variety of Issues Financial and Operating Performance Corporate Governance Executive Compensation Sustainability Corporate Strategy 7 Annual Meeting Proxy Filing Fall Engagement Discuss investor votes from prior annual meeting Gather investor feedback on potential changes under consideration Spring Engagement Discuss ballot items up for shareholder vote Solicit shareholder support for the Board’s recommendations We conduct a two-phase shareholder engagement program, including outreach and meetings with shareholders in the spring and fall As part of these efforts in 2018, we met with shareholders comprising ~60% and ~45% of our outstanding shares, respectively We engaged with shareholders on a variety of topics to gain valuable investor perspectives on what we’re doing well and where we can continue to improve Feedback we receive is regularly shared with our senior management, the Board’s committees, and the full Board, as applicable

Commitment to Environmental Stewardship

- In response to shareholder feedback we received on sustainability-related topics – and the importance of environmental engagement that our investors express to us – we accelerated the timeline on which we report environmental information about the prior year to coincide with the release of our Annual Report
- This better reflects how we evaluate our sustainability performance alongside our financial performance
- CF's enhanced ESG disclosures include a comprehensive 2018 Global Reporting Initiative (GRI) Report, published in March 2019, in which we report on all GRI indicators for each identified material issue
  - Less than 10% of companies report on a similar comprehensive basis

Enhanced Environmental Disclosures for 2018

In response to requests from shareholders, we enhanced our environmental disclosures specifically on water usage

Water Usage

Megaliters

	2018	2017	2016
Municipal Intake	25,375	26,038	25,355
River Intake	91,802	98,885	127,286
Well Water Intake	10,519	10,517	9,208
Total Water Discharged	60,062	64,231	61,929
Total Water Consumption	67,634	75,520	99,919
# of water sources significantly impacted by CF withdrawal/discharge of water	0	0	0

Similarly, 2018 marks the first year that we are publishing data on waste

Waste by Type and Disposal Method

K Tonnes

	2018	2017	2016
Hazardous waste sent for treatment/disposal	0.71	0.33	1.41
Hazardous waste recycled	0.25	0.22	0.18
Non-Hazardous waste disposed	28.84	19.57	22.36
Non-Hazardous waste recycled	18.59	29.68	17.31

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Corporate Governance Practices are Informed by Shareholder Feedback Strong Corporate Governance Practices 9 Regular assessment of Board composition and attributes; consideration of diversity in identifying nominees for directors Annual election of directors with majority voting in uncontested elections Independent chairman of the Board / separate chief executive officer Proxy access bylaw (3% ownership threshold with a 3-year holding period / 25% of the Board / 20 aggregation limit) Stock ownership requirements for directors and executive officers Shareholder ability to call special meetings (25% threshold) No supermajority voting provisions in charter or bylaws Policy on adoption of a shareholder rights plan Regular review and disclosure of political contributions Board review and disclosure of Corporate Sustainability report using GRI framework Robust shareholder engagement program

10 Shareholder Proposal to Act by Written Consent The Board has given careful consideration to the shareholder proposal regarding the right of shareholders to act by written consent and believes that it is not in the best interests of the company and its shareholders 1 The Board considers this proposal in the context of the company’s overall corporate governance practices and shareholder rights 2 CF recently engaged with a substantial number of our shareholders on this topic, the majority of whom expressed support for CF’s governance practices 4 CF recently amended its bylaws to make the parameters surrounding the right to call a special meeting more shareholder friendly; this bylaw was overwhelmingly ratified by shareholders at our 2018 annual meeting. We believe that the written consent process is disenfranchising to smaller shareholders and is not appropriate for a widely-held public company like CF 5 The Board will continue to evaluate potential changes to the company's governance structure, policies and practices that it believes will serve the best interests of the company and its shareholders 3 In these conversations, shareholders broadly expressed support for our right to call a special meeting and said that it sufficiently protects their rights and interests. We believe that the right to act by written consent is unnecessary given the ability for 25% of shareholders to call a special meeting and in light of our responsiveness to shareholders on matters of corporate governance

11 Appendix

= Base Salary Components of 2018 Compensation Paid in line with individual performance and contribution to company goals Aligned to competitive market data – all of our named executive officers are at or slightly below the peer group median for target total direct compensation Salary Annual Incentives Subject to achievement of a specified EBITDA threshold If the threshold level of EBITDA is achieved, the amount of the actual incentive earned is determined based on our level of achievement of two performance metrics: 75%: level of achievement of adjusted EBITDA 25%: level of achievement of ammonia production goals, subject to first achieving a gating level of performance on behavioral safety practices Long-Term Incentives Based on a specified cash value, which amount is split among two different award types: 60%: PRSUs (3-year vesting based on relative average return on net assets (RONA) over three one-year periods, and a TSR modifier that can decrease or increase payout by up to 20%) 40%: RSUs (3-year ratable vesting) Component Key Characteristics 2018 Changes to the LTI Strengthen Pay-for-Performance Alignment Increased performance-based awards to 60% from prior 20% of the LTI mix More of NEOs’ LTI opportunity is directly tied to objective performance criteria Increased restricted stock unit awards to 40% from prior 20% of the LTI mix Enhance retention among NEOs and tie value to shareholder experience Eliminating stock options from the LTI mix Reduces volatility in NEO pay and reduces dilution in LTI plan CEO NEOs* Compensation Mix = Annual Incentives = Long-Term Incentives *Based on average NEO compensation 85% Variable At-Risk Pay 74% Variable At-Risk Pay 12 15% 19% 66% 26% 21% 53%

Compensation Metrics Tie to Business Strategy Annual Incentives Long-Term Incentives Adjusted EBITDA Safety Gate Ammonia Production Average Return on Net Assets (RONA) TSR Adjusted EBITDA is the primary metric by which we measure our profitability and by which investors measure our performance The safety “gate” underscores our commitment to our “Do It Right” culture and our constant efforts to improve workplace safety Focus on operational excellence in terms of operational capacity and asset utilization will help create value and aligns with recent investments in our production capabilities RONA is typically correlated with long-term TSR performance and is viewed as an indicator of the results of management's operating decisions Explicitly links executive incentives with shareholder value creation The Committee selects performance metrics for our incentive compensation programs that align executive interests with those of our shareholders Executives are focused on achieving top performance across metrics that are directly tied to shareholder value creation and our core strategic objectives 13